SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

March 4, 2013

(Date of Report)

NYBD HOLDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-148987	20-35337265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 E. Flagler St., Miami, Fl 33131

(Address of principal executive offices)

Registrant's telephone number, including area code: (305) 371-2727

League Now Holdings Corporation 6980 S. Edgerton Road, Brecksville, Ohio 44141

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Closing Of Share Exchange Agreement

On March 4, 2013, the Registrant, League Now Holdings Corporation., a Florida corporation (“League Now”), consummated a Share Exchange with NYBD Holding, Inc. (“NYBD”), a Florida corporation. Under the terms of the Share Exchange, the holders of NYBD received 28,500,000 shares of League Now that had been previously issued to third parties in exchange for 100% of the issued and outstanding capital of NYBD. A copy of the Share Exchange Agreement is attached hereto as Exhibit 2.01. It is the intention of management of League Now that this transaction be treated as a “reverse merger” with NYBD treated as the successor issuer to League Now for SEC reporting and accounting purposes.

On March 1, 2013, the Registrant filed an Amendment to the Articles of Incorporation changing the name of the company to NYBD Holding, Inc.

Disposition of Subsidiary

On March 4, 2013, the Company’s board of directors agreed to sell its subsidiary, Infiniti Systems Group, Inc., together with its operations and assets, to the former officer and director of League Now Holdings Corporation. Under the terms of the sale, the purchasers agreed to assume all associated debt as consideration. As of December 31, 2012, the liabilities of Infiniti Systems Group, Inc. exceeded assets by $1,093,864 and for the year ended December 31, 2012, Infiniti Systems Group, Inc. incurred a loss of $168,244.

As a result of the Share Exchange Agreement and disposition of Infiniti Systems Group, Inc., the operations of Registrant., will consist entirely of the operations of NYBD Holding, Inc.

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

Under the terms of the Share Exchange detailed in Item 2.01, control of the Company was transferred to the previous shareholders of NYBD Holding, Inc. and are held by Haim Yeffet, who now controls 28,500,000 shares of the Company’s common stock, representing approximately 50.1% of the total issued and outstanding common stock. Mr. Yeffet holds no additional shares of Registrant.

ITEM 5.02 CHANGE IN OFFICERS AND DIRECTORS

Under the terms of the Share Exchange detailed in Item 2.01, the shareholders of NYBD Holding, Inc. were permitted to nominate representatives to serve on the Board of Directors to fill the seats vacated by prior directors. Accordingly, John Bianco resigned as an officer and director concurrent with the appointment of the following individuals to the Board of Directors and to serve in the capacities indicated until the next annual meeting of shareholders:

Haim Yeffet – Chairman; President; Secretary; Director

Mr. Yeffet was born in 1950 in a kibbutz in the Galilee region of Israel. He served in a commando unit of the Israeli army. In 1972, Mr. Yeffet opened his first restaurant in Israel named " Mrs. Tops ". He emigrated to the United States in 1973 and opened the first fast food kosher restaurant in Miami beach. An avid entrepreneur, Mr. Yeffet opened a convenience store in Hollywood Beach and, in 1988, started a home construction business and kosher restaurant in Sunnyland, Florida, and in 1992 he opened an internet cafe and sandwich shop in South Beach. He presently owns a restaurant and bar in Coconut Grove, a kosher restaurant in Miami beach and manages NYBD Holding, Inc.

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Charles Neustein – Director

Mr. Neustein has been practicing law for over 40 years in Miami-Dade County and has focused primarily on complex commercial litigation, bankruptcy home foreclosures, and commercial foreclosure actions in Miami-Dade County and throughout the State of Florida. He received is Juris Doctorate from Washington & Lee University School of Law and his Bachelor of Arts from the University of Miami. He served as a Municipal Court Judge for the City of North Miami Beach from 1975-1976.

Morty Etgar – Director

Mr. Etgar is a certified public accountant and, since 1994, has managed his own practice in Florida where clients consists of a variety of mid-size enterprises, including international entities, foreign investors in the US, US investors and expanding operations into foreign markets, real estate, and multiple location wholesalers. He is licensed as a CPA in Connecticut, Florida and Israel. He graduated with a B.SC. degree in Mathematics and Physics from The Hebrew University in Jerusalem, received a degree in accounting from Tel-Aviv University, and earned a Masters Degree in Taxation from FIU in Florida.

Kenneth Wiedrich – Treasurer, Chief Financial Officer

Mr. Wiedrich served as Chief Financial Officer of Unico, Inc., a mining operation based in San Diego, California, from 2007 until 2012. Previously, he served as controller for Javelin Advisory Group, Inc., a boutique financial advisory business where his duties including managing the financial accounting and SEC reporting for multiple small-cap public companies. He has worked as a financial professional and Chief Financial Officer for several private companies over his career. He received his Bachelor of Science degree in Business from Northern State University, South Dakota.

Registrant has not executed employment contracts with any of the above-named individuals.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION

On March 1, 2013, Registrant filed an Amendment to the Articles of Incorporation with the Florida Secretary of State, the purpose of which was to change the name of the company to NYBD Holding, Inc. The Amendment was approved by the unanimous vote of the Board of Directors and received the majority written consent of shareholders. A copy of the filed amendment has been attached hereto as Exhibit 5.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Registrant intends to file the audited financial statements of Global Energy Solutions, Inc. and pro-forma consolidated financial statements on Form 8-K12(g) within 71 days of this filing.

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Exhibit Number	Description

2.01	Share Exchange Agreement between League Now and NYBD Holding.
3.03	Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 6, 2013

NYBD HOLDING, INC. By: /s/ Haim Yeffet Haim Yeffet Chief Executive Officer

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